Exhibit 5.1

FMS Wertmanagement

Prinzregentenstrasse 56

80538 München

Germany

December 20, 2016

Ladies and Gentlemen,

In connection with the registration statement on Schedule B (the “Registration Statement”) under the Securities Act of 1933 (the “Act”) and the preparation of the prospectus (the “Prospectus”) relating to debt securities (the “Securities”) of FMS Wertmanagement (“FMSW”), a wind up institution under the public law of the Federal Republic of Germany, to be issued from time to time in accordance with the terms of the fiscal agency agreement, dated November 14, 2012 and amended on August 13, 2014, between FMSW, the Bank of New York Mellon, as fiscal agent, and the Bank of New York Mellon (Luxembourg) S.A., as listing agent (as amended, the “Fiscal Agency Agreement”), we, acting in our capacity as members of the legal department of FMSW, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, we are of the opinion that:

1.	FMSW has been duly established and is validly existing as a wind up institution (Abwicklungsanstalt) under the public law of the Federal Republic of Germany;

2.	FMSW has full power and authority to issue the Securities, to enter into the Fiscal Agency Agreement and to perform its obligations thereunder;

3.

(i) when the Registration Statement has become effective under the Act, (ii) when the terms of the Securities and their issuance and sale have been duly established in conformity with the Fiscal Agency Agreement relating to the Securities so as not to violate any applicable law, (iii) when the Securities have been duly executed and authenticated in accordance with the Fiscal Agency Agreement and issued and sold as contemplated in the Registration Statement, and (iv) when the terms of the Securities and their issuance and sale have been duly authorized by all necessary corporate actions, the Securities will constitute valid and legally binding obligations of FMSW.

In rendering the foregoing opinion, we have assumed that such Securities when issued do not violate any applicable law or agreement then binding on FMSW. Further, we note that the enforcement of any agreement, instrument (including the Securities) or right may be limited by bankruptcy, insolvency, liquidation, fraudulent transfer, reorganization, moratorium, limitation and similar laws of general applicability relating to or affecting the rights of creditors and by general equity principles.

The foregoing opinion is limited to the laws of the Federal Republic of Germany and we are expressing no opinion as to the effect of the laws of any other jurisdiction. We have made no independent investigation of the laws of the United States of America or the State of New York and do not express or imply any opinion on such laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading “Validity of the Securities” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ DR. NICO ZACHERT	/s/ DR. RÜDIGER HANSEL
Dr. Nico Zachert	Dr. Rüdiger Hansel

(General Counsel)	(Legal Counsel)